SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                             (Amendment No. 7)(1)


                             Host Marriott, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Class A Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   -------
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Thomas J. Saylak
                    Blackstone Real Estate Associates L.P.
                         345 Park Avenue, 31st Floor
                           New York, New York 10154
                                (212) 935-2626

                               With a copy to:

                             Gregory Ressa, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 June 4, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 37  Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13D                Page 2 of 37 Pages

________________________________________________________________________________

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II L.P.

     I.R.S. Identification No. - 13-3930073

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

     00
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    1,152,862
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          38,462
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    1,152,862
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    38,462
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,191,324
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     0.45%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 3 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Holdings II L.P.

     I.R.S. Identification No. - 13-3916108
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         736,659

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         736,659

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     775,121

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.3%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 4 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.1 L.P.

     I.R.S. Identification No. - 13-3915147

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 5 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.2 L.P.

     I.R.S. Identification No. - 13-3915149

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 6 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.3 L.P.

     I.R.S. Identification No. - 13-3943180

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 7 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.4 L.P.

     I.R.S. Identification No. - 13-3943181

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 8 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners II.TE.5 L.P.

     I.R.S. Identification No. - 13-3973673

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 9 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners I L.P.

     I.R.S. Identification No. - 13-3930073

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 10 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners Two L.P.

     I.R.S. Identification No. - 13-3787414

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     Less than 0.1%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 11 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners Three L.P.

     I.R.S. Identification No. - 13-3787415

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 12 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Partners IV L.P.

     I.R.S. Identification No. - 13-3787416

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 13 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone RE Capital Partners L.P.

     I.R.S. Identification No. - 13-3794146

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 14 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone RE Capital Partners II L.P.

     I.R.S. Identification No. - 13-3794148

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 15 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone RE Offshore Capital Partners L.P.

     I.R.S. Identification No. - 13-3794149

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 16 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Holdings L.P.

     I.R.S. Identification No. - 13-3789506

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         860,674

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         860,674

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     899,136

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.3%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 17 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     CR/RE L.L.C.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         27,078

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         27,078

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     65,540

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 18 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BRE Logan Hotel Inc.

     I.R.S. Identification No. - 13-3731847

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     None

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 19 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BRE/Ceriale L.L.C.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         38,462

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         38,462

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 20 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     RTZ Management Corp.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    None

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     None

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13D                Page 21 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Associates L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,462

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 22 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Associates II L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,191,324
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,191,324

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,191,324

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.45%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13D                Page 23 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blackstone Real Estate Management II L.P.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,927,983
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,927,983

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,927,983

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 24 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BREA L.L.C.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    899,136
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    899,136

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     899,136

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.3%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 25 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BREA II L.L.C.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    1,927,983
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,927,983

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,927,983

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 26 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter G. Peterson

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    2,788,657
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,788,657

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,788,657

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.05%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 27 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen A. Schwarzman

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    2,788,657
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,788,657

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,788,657

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.05%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 28 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John G. Schreiber

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         None

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    None
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         None

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    1,191,324

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,191,324

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.45%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 29 of 37 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John Ceriale

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     Not Applicable

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         27,078

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    38,462
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         27,078

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    38,462

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     65,540

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13D                Page 30 of 37 Pages

                               AMENDMENT NO. 7

     The Statement on Schedule 13D relating to the Class A partnership units (the "OP Units") of Host Marriott, L.P. (the "Issuer") initially filed on January 12, 1999, as amended (the "Schedule 13D"), by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5"); Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE/Ceriale L.L.C. ("BRE/Ceriale"); RTZ Management Corp. ("RTZ"); BRE Logan Hotel Inc. ("Logan"); Blackstone Real Estate Associates L.P. ("BREA"); Blackstone Real Estate Associates II L.P. ("BREA II"); Blackstone Real Estate Management Associates II L.P. ("BREMA II"); BREA L.L.C. ("BREA LLC"); ("BREA II LLC"); Peter G. Peterson ("Peterson"); Stephen A. Schwarzman ("Schwarzman"); John G. Schreiber ("Schreiber"); and John Ceriale ("Ceriale"), is hereby amended as set forth herein. Responses to each item below may be incorporated by reference into each other item, as applicable. Capitalized terms used herein but not defined shall have the meanings set forth in the
Schedule 13D.

Item 5.    Interest in Securities of the Issuer.

     Item 5 is hereby deleted in its entirety and replaced by the following text:

     As of the date of this filing, the Reporting Persons own, in the aggregate, 2,815,735 OP Units, which are redeemable for cash (or at Host Marriott Corporation's election, exchangeable for Common Stock on a one-for-one basis).

     As of the date of this filing, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, Logan and RTZ no longer may be deemed to beneficially own any OP Units. As of the date of this filing, BRE II, BREH II, BREH, CRRE and BRE/Ceriale may be deemed to beneficially own 1,152,862 (or approximately 0.4% of the outstanding OP Units; all percentages herein are based on the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-Q for the fiscal quarter ended March 23, 2001, based upon best available information as of the date hereof), 736,659 (0.3%), 860,674 (0.3%), 27,078 (less than 0.1%)
and 38,462 (less than 0.1%) OP Units, respectively.

     Such OP Units represent, in the aggregate, 2,815,735 OP Units, or approximately 1.1% of the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-Q for the fiscal quarter ended
March 23, 2001. As of the date of this filing, each of the above-mentioned Reporting Persons, acting through each of their respective direct or indirect general partners and members, has the sole power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the

CUSIP No.                             13D                Page 31 of 37 Pages

Partnership Agreement) of the above mentioned OP Units beneficially owned by each such Reporting Person.

     In addition, by reason of their status as members of BRE/Ceriale, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE may be deemed to beneficially own the 38,462 (less than 0.1%) OP Units beneficially owned by BRE/Ceriale. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE have the shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by BRE/Ceriale.

     By reason of its status as the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, BREA has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power) and, accordingly, may be deemed to beneficially own 38,462 (less than 0.1%) OP Units.

     By reason of its status as the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREA II has the shared power to vote or direct the vote and to dispose or direct the disposition of OP Units owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, have such power) and, accordingly, may be deemed to beneficially own 1,191,324 (0.45%) OP Units.

     By reason of the requirement that any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber, Schreiber has shared power to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II has such power) and, accordingly, may be deemed to beneficially own 1,191,324 (0.45%) OP Units which may be deemed to be beneficially owned by BREA and BREA II.

     By reason of its status as the general partner of BREA and BREH, BREA LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that the BREA and BREH have such power) and, accordingly, may be deemed to beneficially own 899,136 (0.3%) OP Units.

     By reason of its status as the general partner of BREA II and BREH II, BREMA II has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 1,927,983 (0.7%) OP Units.

     By reason of its status as the general partner of BREMA II, BREA II LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units

CUSIP No.                             13D                Page 32 of 37 Pages

that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 1,927,983 (0.7%) OP Units.

     By reason of their ability to control BREA LLC, BREA II LLC, RTZ and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA LLC, BREA II LLC, RTZ and Logan (in each case to the extent that BREA LLC, BREA II LLC, RTZ and Logan have such power) and, accordingly, may be deemed to beneficially own 2,788,657 (1.05%) OP Units.

     By reason of his status as a member with sole beneficial ownership of CRRE, Ceriale may be deemed to beneficially own, in the aggregate, the 65,540 (less than 0.1%) OP Units beneficially owned by CRRE. As of the date of this filing, Ceriale has the sole and shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by CRRE.

     As of the date of this filing, the Reporting Persons have ceased to have beneficial ownership of more than five percent of the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-Q for the fiscal quarter ended March 23, 2001.

     To the best knowledge of each of the Reporting Persons, none of the Reporting Persons has beneficial ownership of, or has engaged in any transaction during the past 60 days in, any OP Units, except as otherwise disclosed herein.

     Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Item 6 is hereby supplemented as follows:

     Pursuant to the Underwriting Agreement (the "Underwriting Agreement"), dated as of May 29, 2001, among the Issuer, Salomon Smith Barney Inc. ("Salomon"), Host Marriott Corporation and BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, Logan, RTZ and BRE/Ceriale (collectively, the "Selling Shareholders"), the Selling Shareholders agreed to sell, in the aggregate, 18,200,000 shares of Common Stock to Salomon for a price of $13.00 per share. The Common Stock sold by the Selling Shareholders was issued to them by Host Marriott Corporation upon the redemption of 18,200,000 OP Units held by them prior to the closing of the sale of Common Stock. The closing of the sale of Common Stock took place on June 4, 2001. After giving effect to the sale of Common Stock, all Reporting Persons hold, in the aggregate, 2,815,735 OP Units, which are redeemable for cash or (at the election of Host

CUSIP No.                             13D                Page 33 of 37 Pages


Marriott Corporation) shares of Common Stock (on a one-for-one basis). A copy of the Underwriting Agreement is filed as Exhibit 9 hereto and is incorporated herein by reference.


Item 7.    Material to be filed as Exhibits.

                               INDEX OF EXHIBITS

                    Description
                    -----------
Exhibit 9           Underwriting Agreement, dated
                    as of May 29, 2001, among the
                    Issuer, Salomon, Host Marriott
                    Corporation and the Selling
                    Shareholders.

CUSIP No.                             13D                Page 34 of 37 Pages

                                  SIGNATURES

                  After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 14, 2001

                                  BLACKSTONE REAL ESTATE PARTNERS I L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS TWO L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS THREE L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS IV L.P.
                                  BLACKSTONE RE CAPITAL PARTNERS L.P.
                                  BLACKSTONE RE CAPITAL PARTNERS II L.P.
                                  BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.
                                  BLACKSTONE REAL ESTATE HOLDINGS L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II L.P.
                                  BLACKSTONE REAL ESTATE HOLDINGS II L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.
                                  BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.
                                  CR/RE L.L.C.
                                  BRE LOGAN HOTEL INC.
                                  BRE/CERIALE L.L.C.
                                  RTZ MANAGEMENT CORP.
                                  BLACKSTONE REAL ESTATE ASSOCIATES L.P.
                                  BLACKSTONE REAL ESTATE ASSOCIATES II L.P.
                                  BLACKSTONE REAL ESTATE MANAGEMENT
                                           ASSOCIATES II L.P.
                                  BREA L.L.C.
                                  BREA II L.L.C.
                                  PETER G. PETERSON
                                  STEPHEN A. SCHWARZMAN
                                  JOHN G. SCHREIBER

CUSIP No.                             13D                Page 35 of 37 Pages


                                  By:      /s/ Gary M. Sumers
                                           ----------------------------
                                           Name: Gary M. Sumers
                                           Title: Attorney-in-fact

                                  By:      /s/ John Ceriale
                                           -----------------------------
                                           Name:  John Ceriale

CUSIP No.                             13D                Page 36 of 37 Pages

                               INDEX OF EXHIBITS

                                  Description
                                  -----------
Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D, incorporated by reference to Exhibit 1 to the Schedule 13D.

Exhibit 1A Second Joint Filing Agreement and Power of Attorney dated as of May 5, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D, incorporated by reference to Exhibit 1A to the Schedule 13D.

Exhibit 2 Second Amended and Restated Agreement of Limited Partnership of the Issuer, incorporated by reference to Exhibit 3.1 to the Registration Statement of the Issuer on Form S-4/A
               (Registration No. 333-55807).

Exhibit 3 Contribution Agreement, dated as of April 16, 1998, among Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit 10.18 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 4 Amendment #1 to Contribution Agreement, dated May 8, 1998, incorporated by reference to Exhibit 10.19 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 5 Amendment #2 to Contribution Agreement, dated May 18, 1998, incorporated by reference to Exhibit 10.20 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

Exhibit 6 Closing Agreement, dated as of December 30, 1998, between Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit 6 to
               Schedule 13D.

Exhibit 7 Underwriting Agreement, dated as of February 1, 2001, among the Selling Shareholders, Salomon, Host Marriott Corporation and the Issuer, incorporated by reference to Exhibit 1.1 to the Current Report of the Issuer on Form 8-K dated February 7, 2001.

CUSIP No.                             13D                Page 37 of 37 Pages



Exhibit 8 Underwriting Agreement, dated as of May 2, 2001, among the Selling Shareholders, Salomon, Host Marriott Corporation and the Issuer, incorporated by reference to Exhibit 1.1 to the Current Report of the Issuer on Form 8-K dated May 8, 2001.

Exhibit 9 Underwriting Agreement, dated as of May 29, 2001, among the Selling Shareholders, Salomon, Host Marriott Corporation and the Issuer, incorporated by reference to Exhibit 1.1 to the Current Report of the Issuer on Form 8-K dated June 4, 2001.